AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 22, 2016 by and among Opulent Acquisition, Inc., a Delaware corporation (“Ihealthcare-Delaware”), Ihealthcare, Inc., a Florida corporation ( “Ihealthcare-Florida”) in accordance with Sections 251& 252 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 617.1107 of the Florida Business Corporations Act, (“FLBCA”), together the “Constituent Corporations” and each a “Constituent Corporation”. The effective date of the Merger (“Effective Time”) shall be upon acceptance of the Articles of Merger for filing with the Delaware Secretary of State.

RECITALS:

WHEREAS Ihealthcare-Florida is a corporation organized on September 8, 2015 and existing and in good standing under the laws of the State of Florida.

The total number of shares of all classes of capital stock that Ihealthcare-Florida has authority to issue is 10,000 shares, consisting of: 10,000 shares of Common Stock, no par value per share (“Ihealthcare-Florida Common Stock”). There are 10,000 shares of Ihealthcare-Florida Common Stock issued and outstanding and held by the following shareholders, (“Founding Shareholders”):

NAME                  No. Shares

1)	Noel Mijares 6,250
2)	David A. Bingaman 3,750

WHEREAS Ihealthcare-Delaware is a corporation organized on November 25, 2014 and existing and in good standing under the laws of the State of Delaware.

The total number of shares of all classes of capital stock that Ihealthcare-Delaware has authority to issue is 520,000,000, consisting of: 500,000,000 shares of common stock, $.0001 par value per share, (“Ihealthcare-Delaware Common Stock”) and 20,000,000 shares of preferred stock, $.0001 par value per share, (“Ihealthcare-Delaware Preferred Stock”). There are 20,000,000 shares of Ihealthcare-Delaware Common Stock issued and outstanding and held by Ihealthcare-Florida.

WHEREAS Mr. Noel Mijares is the Chairman of the Board of Directors, Chief Executive Officer, and President of Ihealthcare-Delaware and Ihealthcare-Florida. Mr. David A. Bingaman is the Chief Operating Officer, Vice President, and Secretary of Ihealthcare-Delaware and Ihealthcare-Florida. Mr. Noel Mijares will remain as the Chairman of the Board of Directors, Chief Executive Officer, and President and Mr. David A. Bingaman will remain as the Chief Operating Officer, Vice President, and Secretary of Ihealthcare-Delaware at the Effective Time of Merger.

WHEREAS the respective board of directors of each Constituent Corporation and majority shareholders of each Constituent Corporation has approved this Agreement after careful consideration and declared it advisable, and in the best interests of the Constituent Corporations, and their respective shareholders that Ihealthcare-Florida merge with and into Ihealthcare-Delaware with Ihealthcare-Delaware as the Surviving Corporation.

WHEREAS the requisite vote of the majority shareholders of each of the Constituent Corporations have approved the terms and conditions set forth in this agreement by unanimous consent at a shareholder meeting pursuant to DGCL and FLBCA.

NOW THEREFORE, in consideration of the promises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Ihealthcare-Florida shall be merged with and into Ihealthcare-Delaware (the “Merger”) upon the terms and conditions set forth below.

ARTICLE 1

PRINCIPAL TERMS OF THE MERGER

1.1  Merger. At the Effective Time, Ihealthcare-Florida shall be merged with and into Ihealthcare-Delaware, and the separate existence of Ihealthcare-Florida shall cease. Ihealthcare-Delaware shall be the surviving corporation, (sometimes herein referred to as the “Surviving Corporation”) in the Merger by virtue of, and shall be governed by, the laws of the state of Delaware.

                                          GOVERNANCE AND OTHER MATTERS

1.2 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Ihealthcare-Delaware shall be restated as set forth in EXHIBIT A attached hereto (the “Restated Certificate of Incorporation”) and shall be filed with the Secretary of State of the State of Delaware. As set forth therein, the Surviving Corporation shall be renamed “IHEALTHCARE, INC.” upon the filing of the Certificate of Incorporation.

1.3 Bylaws. At the Effective Time, the Bylaws of Ihealthcare-Delaware shall be as set forth in EXHIBIT B attached hereto (the “Bylaws”), and shall be adopted as such by the Board of Directors of Ihealthcare-Delaware. Thereafter, the Bylaws may be amended by the Board of Directors or stockholders of Ihealthcare-Delaware as provided in the Bylaws and, as applicable, the Certificate of Incorporation.

1.4 Directors and Officers. The members of the Board of Directors and the officers of Ihealthcare-Delaware immediately prior to the Effective Time shall continue in office following the Effective Time as directors and officers of Ihealthcare-Delaware, respectively, until the expiration of their respective terms of office and until their successors have been duly elected and have qualified, or until their earlier death, resignation or removal. After the Effective Time, Ihealthcare-Delaware and its Board of Directors shall take any necessary actions to cause each of such individuals to be appointed or to confirm such appointments.

1.5 Shareholders Agreement of Ihealthcare-Florida. The Shareholders Agreement of Ihealthcare-Florida shall continue to be as in effect and deemed to be assumed by Ihealthcare-Delaware at the Effective Time without change unless and until amended or repealed in accordance with applicable law.

ARTICLE 2

CONVERSION, CERTIFICATES AND PLANS

2.1. Effect of the Conversion on the Common Stock of Ihealthcare-Florida. Subject to the terms and conditions of this merger, at the Effective Time, automatically by virtue of the merger and without any further action on the part of Ihealthcare-Florida, Ihealthcare-Delaware or any shareholder or stockholder thereof, respectively, each share of common stock, par value $0.0001 per share of Ihealthcare-Delaware held by Ihealthcare-Florida immediately before the Effective Time shall be cancelled.

Each share issued and outstanding of Ihealthcare-Florida held by the Founding Shareholders shall convert into one hundred validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share of Ihealthcare-Delaware.

Ihealthcare-Delaware shall not issue fractional shares with respect to the conversion. Any fractional share of Ihealthcare-Delaware Common Stock that would otherwise be issued as a result of the conversion will be rounded up to the nearest whole share.

Following the Effective Time, all Ihealthcare-Florida Common Stock held by the Founding Shareholders shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Ihealthcare-Florida’s common stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.

 2.2 Reorganization. For United States federal income tax purposes, the Merger is intended to constitute a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2.3 Stock Certificates. From and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of Ihealthcare-Florida’s common stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Ihealthcare-Delaware’s Common Stock into which the shares represented by such certificates have been converted as provided herein. The registered owner on the books and records of Ihealthcare-Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Ihealthcare-Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Ihealthcare-Delaware evidenced by such outstanding certificate as provided above.

2.4 . Employee Benefit and Compensation Plans. At the Effective Time, each employee benefit plan, incentive compensation plan, stock purchase plan, stock option agreement and other similar plans and agreements to which Ihealthcare-Florida is then a party shall be automatically assumed by, and continue to be the plan of Ihealthcare-Delaware, without further action by Ihealthcare-Florida or Ihealthcare-Delaware or any other party thereto. To the extent any employee benefit plan, incentive compensation plan, stock option agreement or other similar plan provides for the issuance or purchase of, or otherwise relates to Ihealthcare-Florida’s common stock, after the Effective Time, such plan or agreement shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the common stock of Ihealthcare-Delaware.

2.5 Outstanding Awards. At the Effective Time, all outstanding stock options, purchase rights, restricted stock awards and other stock awards relating to Ihealthcare-Florida Common Stock shall, by virtue of the Conversion and without any further action on the part of Ihealthcare-Florida, Ihealthcare-Delaware or the holder thereof, continue on the same terms and conditions and be assumed by Ihealthcare-Delaware, provided that all such awards shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the the common stock of Ihealthcare-Delaware.

2.6 Filings, Licenses, Permits, Etc. As necessary, following the Effective Time, Ihealthcare-Delaware shall apply for new qualifications to conduct business (including doing business as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the merger if Ihealthcare-Delaware is to conduct business in the state of Florida or other foreign jurisdiction to reflect the fact that it is a Delaware corporation.

ARTICLE 3

TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

3.1 Effects of the Merger. At the Effective Time, the Merger shall have the effects specified in Sections 251 & 252 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, and franchises, as well of a public as of a private nature, of each of the merging corporations; and all property, real, personal, and mixed, all debts due on whatever account, including subscriptions to shares, all other choses in action, and all and every other interest of or belonging to or due to each of the corporations merged, is taken and deemed to be transferred to and vested in Ihealthcare-Delaware without further act or deed; and the title to any real estate, or any interest in real estate, vested in any of the constituent corporations does not revert or is in any way impaired because of the merger.

The Surviving Corporation is subsequently responsible and liable for all the liabilities and obligations of each of the constituent corporations merged or consolidated; and any claim existing or action or proceeding pending by or against any of the constituent corporations may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation is impaired by the merger.

3.2 Additional Actions. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Ihealthcare-Florida or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation may execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE 4

AMENDMENTS; EFFECTIVE DATE

4.1 Approval. This Agreement and the Merger contemplated hereby have been approved by the requisite vote of the majority of the shareholders by written consent at a shareholder meeting of the Constituent Corporations stockholders in accordance with the DGCL and FLBCA and compliance with the requirements of law, including the securities laws of the United States. As promptly as practicable after the later of (a) approval of this Agreement by the Constituent Corporations stockholders in accordance with applicable law, the Constituent Corporations chief executive officer Mr. Noel Mijares or secretary, Mr. David A. Bingaman shall promptly make and execute the Articles of Merger and shall cause such documents as necessary to be filed with the Secretary of State of Florida in accordance with the FLBCA and Secretary of State of Delaware in accordance with DGCL. The execution and delivery hereof by the constituent corporations shall constitute the approval and adoption of, and consent to, the Merger Agreement and the transactions contemplated thereby.

4.2 Amendments. The president or secretary of each Constituent Corporation may amend this Agreement at any time before the Effective Time, provided, however, that an amendment made subsequent to the approval of the Merger by the stockholders of the Constituent Corporations shall not (a) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of Ihealthcare-Florida, (b) alter or change any term of the Articles of Incorporation of Ihealthcare-Florida, except to cure any ambiguity, defect or inconsistency or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Ihealthcare-Florida’s stock.

ARTICLE 5

MISCELLANEOUS

5.1 Termination. This Agreement may be terminated and the Merger abandoned at any time before the filing of this Agreement with Delaware Secretary of State, whether before or after stockholder approval of this Agreement, by the consent of the secretary of the Constituent Corporations.

5.2 Captions and Section Headings. As used herein, captions and section headings are for convenience only and are not a part of this Agreement and shall not be used in construing it.

5.3 Entire Agreement. This Agreement and the other documents delivered pursuant hereto and thereto, or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof.

5.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.

5.5 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

5.7 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

5.8 Governing Law. This Agreement shall be construed in accordance with the laws of the state of Florida and Delaware.

IN WITNESS WHEREOF, the Constituent Corporations have duly executed this Agreement as of April 22, 2016.

Opulent Acquisition, Inc., a Delaware corporation

By:	/s/ Noel Mijares
Name:	Noel Mijares
Title:	Chief Executive Officer

Ihealthcare, Inc., a Florida corporation

By:	/s/ Noel Mijares
Name:	Noel Mijares
Title:	Chief Executive Officer